Exhibit 99.3

Financial Statements and Supplementary Data

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Commercial Net Lease Realty, Inc. and Subsidiaries:

We have audited the accompanying consolidated balance sheets of Commercial Net Lease Realty, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of earnings, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2004. In connection with our audits of the consolidated financial statements, we also have audited financial statement schedules III and IV. These consolidated financial statements and financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Commercial Net Lease Realty, Inc. and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

Effective January 1, 2004, the Company implemented Financial Accounting Standards Board Interpretation No. 46, revised December 2003, “Consolidation of Variable Interest Entities” (FIN 46R) and has restated all prior period consolidated financial statements to reflect its adoption.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Commercial Net Lease Realty, Inc.’s internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 9, 2005 expressed an unqualified opinion on management’s assessment of, and the effective operation of, internal control over financial reporting.

Orlando, Florida
March 9, 2005, except for Notes 1, 16, 17
and 22, which are as of June 17, 2005

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Commercial Net Lease Realty, Inc. and Subsidiaries:

We have audited management’s assessment, included in Management’s Report on Internal Control Over Financial Reporting, that Commercial Net Lease Realty, Inc. maintained effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control–Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Commercial Net Lease Realty, Inc.’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management’s assessment that Commercial Net Lease Realty, Inc. maintained effective internal control over financial reporting as of December 31, 2004, is fairly stated, in all material respects, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Also, in our opinion, Commercial Net Lease Realty, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Commercial Net Lease Realty, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of earnings, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2004, and the related financial statement schedules III and IV and our report dated March 9, 2005 expressed an unqualified opinion on those consolidated financial statements and the related financial statement schedules III and IV.

Orlando, Florida
March 9, 2005

COMMERCIAL NET LEASE REALTY, INC.
and SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except per share data)

	December 31,
ASSETS	2004	2003

Real estate, held for investment:
Accounted for using the operating method, net of accumulated depreciation and amortization	$1,009,397	$887,124
Accounted for using the direct financing method	102,311	102,970
Real estate, held for sale net of accumulated depreciation	58,049	45,822
Investments in and other receivables from unconsolidated affiliates	29,307	39,606
Line of credit, note and accrued interest receivable from related party	-	16,530
Mortgages, notes and accrued interest receivable, net of allowance of $896 and $979, respectively	45,564	68,423
Cash and cash equivalents	1,947	5,335
Receivables, net of allowance of $924 and $1,590, respectively	6,636	4,740
Accrued rental income, net of allowance	28,619	25,322
Debt costs, net of accumulated amortization of $8,063 and $6,714, respectively	3,926	3,776
Other assets	14,292	11,596
Deferred income tax asset	-	2,534

Total assets	$1,300,048	$1,213,778

LIABILITIES AND STOCKHOLDERS’ EQUITY
Line of credit payable	$17,900	$27,800
Mortgages payable	157,168	149,861
Notes payable, net of unamortized discount of $847 and $530, respectively, and unamortized interest rate hedge gain of $3,979 and $288, respectively	323,132	289,758
Financing lease obligation	26,041	-
Accrued interest payable	4,334	3,820
Other liabilities	11,745	11,508
Income tax liability	702	-

Total liabilities	541,022	482,747

Minority interest	2,028	277
Stockholders’ equity:
Preferred stock, $0.01 par value. Authorized 15,000,000 shares
Series A, 1,781,589 and 1,781,645 shares issued and outstanding, at December 31, 2004 and 2003, respectively; stated liquidation value of $25 per share	44,540	44,541
Series B convertible, 10,000 shares issued and outstanding, at December 31, 2004 and 2003; stated liquidation value of $2,500 per share	25,000	25,000
Common stock, $0.01 par value. Authorized 190,000,000 shares; 52,077,825 and 50,001,898 shares issued and outstanding at December 31, 2004 and 2003, respectively	521	500
Excess stock, $0.01 par value. Authorized 205,000,000 shares; none issued or outstanding	-	-
Capital in excess of par value	725,337	691,704
Accumulated dividends in excess of net earnings	(35,188)	(28,167)
Deferred compensation	(3,212)	(2,824)

Total stockholders’ equity	756,998	730,754

	$1,300,048	$1,213,778

See accompanying revised notes to consolidated financial statements.

COMMERCIAL NET LEASE REALTY, INC.
and SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS
(dollars in thousands, except per share data)

	Year Ended December 31,
	2004	2003	2002
	(revised)	(revised)	(revised)
Revenues:
Rental income from operating leases	$97,867	$79,155	$65,342
Earned income from direct financing leases	10,861	10,670	10,864
Real estate expense reimbursement from tenants	5,756	5,031	2,847
Contingent rental income	411	390	401
Gain on disposition of real estate, held for sale	4,700	3,247	1,290
Interest and other income from real estate transactions	7,698	2,366	1,757

	127,293	100,859	82,501

Operating expenses:
General and administrative	22,996	21,686	16,317
Real estate	12,021	7,269	4,270
Depreciation and amortization	16,728	13,054	10,745
Provision for loss on impairment of real estate	-	-	1,613
Dissenting shareholders’ settlement	-	2,413	-
Transition costs	3,741	-	-

	55,486	44,422	32,945

Earnings from operations	71,807	56,437	49,556

Other expenses (revenues):
Interest and other income	(3,808)	(3,345)	(3,890)
Interest expense	32,381	26,629	25,034

	28,573	23,284	21,144

Earnings from continuing operations before provision for income taxes, minority interest and equity in earnings of unconsolidated affiliates	43,234	33,153	28,412
Provision for income taxes	2,544	2,958	3,042
Minority interest	(1,243)	(12)	(8)
Equity in earnings of unconsolidated affiliates	4,724	4,341	1,800

Earnings from continuing operations	49,259	40,440	33,246
Earnings from discontinued operations:
Real estate, held for investment	6,129	6,663	9,208
Real estate, held for sale, net of provision for income taxes and minority interest	9,546	6,370	5,604

	15,675	13,033	14,812

Net earnings	64,934	53,473	48,058
Series A preferred stock dividends	(4,008)	(4,008)	(4,010)
Series B convertible preferred stock dividends	(1,675)	(502)	-

Net earnings available to common stockholders – basic	59,251	48,963	44,048
Series B convertible preferred stock dividends	-	502	-

Net earnings available to common stockholders – diluted	$59,251	$49,465	$44,048

See accompanying revised notes to consolidated financial statements.

COMMERCIAL NET LEASE REALTY, INC.
and SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS – CONTINUED
(dollars in thousands, except per share data)

	Year Ended December 31,
	2004	2003	2002
	(revised)	(revised)	(revised)
Net earnings per share of common stock:
Basic:
Continuing operations	$0.85	$0.84	$0.72
Discontinued operations	0.30	0.30	0.37

Net earnings	$1.15	$1.14	$1.09

Diluted:
Continuing operations	$0.85	$0.83	$0.72
Discontinued operations	0.30	0.30	0.37

Net earnings	$1.15	$1.13	$1.09

Weighted average number of common shares outstanding:
Basic	51,312,434	43,108,213	40,383,405

Diluted	51,742,518	43,896,800	40,588,957

See accompanying revised notes to consolidated financial statements.

COMMERCIAL NET LEASE REALTY, INC.
and SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
Years Ended December 31, 2004, 2003 and 2002
(dollars in thousands, except per share data)

		Series B			Accumulated	Deferred	Accumulated
	Series A	Convertible		Capital in	Dividends in	Compensation	Other
	Preferred	Preferred	Common	Excess of Par	Excess of Net	on Restricted	Comprehensive
	Stock	Stock	Stock	Value	Earnings	Stock	Income	Total
Balance at December 21, 2001	$50,000	$-	$406	$531,677	$(14,527)	$(2,916)	$-	$564,640
Net earnings	-	-	-	-	48,058	-	-	48,058
Dividends declared and paid ($2.25 per share of Series A Preferred Stock)	-	-	-	-	(4,010)	-	-	(4,010)
Dividends declared and paid ($1.27 per share of common stock)	-	-	-	-	(51,178)	-	-	(51,178)
Reversal of 217,950 shares of preferred stock and 474,037 shares of common stock originally offered to the dissenting stockholders in connection with the merger in 2001	(5,449)	-	(5)	(6,509)	-	-	-	(11,963)
Issuance of 214,490 shares of common stock	-	-	2	2,752	-	-	-	2,754
Issuance of 64,000 shares of restricted common stock	-	-	1	982	-	(983)	-	-
Stock issuance costs	-	-	-	(14)	-	-	-	(14)
Amortization of deferred compensation	-	-	-	-	-	854	-	854

Balances at December 31, 2002	44,551	-	404	528,888	(21,657)	(3,045)	-	549,141
Net earnings	-	-	-	-	53,473	-	-	53,473
Dividends declared and paid ($2.25 per share of Series A Preferred Stock)	-	-	-	-	(4,008)	-	-	(4,008)
Dividends declared and paid ($50.25 per share of Series B Convertible Preferred Stock)	-	-	-	-	(502)	-	-	(502)
Dividends declared and paid ($1.28 per share of common stock)	-	-	-	-	(55,473)	-	-	(55,473)
Reversal of 379 shares of preferred stock and 823 shares of common stock originally offered to the dissenting stockholders in connection with the merger in 2001	(10)	-	-	(11)	-	-	-	(21)
Issuance of 9,528,653 shares of common stock	-	-	95	168,512	-	-	-	168,607
Issuance of 10,000 shares of preferred stock	-	25,000	-	-	-	-	-	25,000
Issuance of 76,407 shares of restricted common stock	-	-	1	1,140	-	(1,141)	-	-
Cancellation of 5,950 shares of restricted common stock	-	-	-	(91)	-	91	-	-
Stock issuance costs	-	-	-	(6,734)	-	-	-	(6,734)
Amortization of deferred compensation	-	-	-	-	-	1,271	-	1,271

Balances at December 31, 2003	44,541	25,000	500	691,704	(28,167)	(2,824)	-	730,754

See accompanying revised notes to consolidated financial statements.

COMMERCIAL NET LEASE REALTY, INC.
and SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY - CONTINUED
Years Ended December 31, 2004, 2003 and 2002
(dollars in thousands, except per share data)

					Accumulated	Deferred	Accumulated
		Series B		Capital in	Dividends in	Compensation	Other
	Series A	Convertible		Excess of Par	Excess of Net	on Restricted	Comprehensive
	Preferred Stock	Preferred Stock	Common Stock	Value	Earnings	Stock	Income	Total
Balances at December 31, 2003	44,541	25,000	500	691,704	(28,167)	(2,824)	-	730,754
Net earnings	-	-	-	-	64,934	-	-	64,934
Dividends declared and paid ($2.25 per share of Series A Preferred Stock)	-	-	-	-	(4,008)	-	-	(4,008)
Dividends declared and paid ($167.50 per share of Series B Convertible Preferred Stock)	-	-	-	-	(1,675)	-	-	(1,675)
Dividends declared and paid ($1.29 per share of common stock)	-	-	1	1,056	(66,272)	-	-	(65,215)
Deferred changes in fair value of interest rate swap	-	-	-	-	-	-	(4,148)	(4,148)
Reversal of 56 shares of preferred stock and 51 shares of common stock originally offered to the dissenting stockholders in connection with the merger in 2001	(1)	-	-	-	-	-	-	(1)
Issuance of 886,962 shares of common stock	-	-	9	12,129	-	-	-	12,138
Issuance of 953,551 shares of common stock in exchange for a partnership interest	-	-	9	17,440	-	-	-	17,449
Issuance of 205,579 shares of restricted common stock	-	-	2	3,487	-	(3,489)	-	-
Cancellation of 29,926 shares of restricted common stock	-	-	-	(473)	-	473	-	-
Stock issuance costs	-	-	-	(6)	-	-	-	(6)
Amortization of deferred compensation	-	-	-	-	-	2,628	-	2,628
Termination and reclass of interest rate swap	-	-	-	-	-	-	4,148	4,148

Balances at December 31, 2004	$44,540	$25,000	$521	$725,337	$(35,188)	$(3,212)	$-	$756,998

See accompanying revised notes to consolidated financial statements.

COMMERCIAL NET LEASE REALTY, INC.
and SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)

	Year Ended December 31,
	2004	2003	2002
Cash flows from operating activities:
Net earnings	$64,934	$53,473	$48,058
Adjustments to reconcile net earnings to net cash provided by operating activities:
Stock compensation expense	978	1,905	1,682
Depreciation and amortization	17,398	13,799	12,640
Provision for loss on impairment of real estate	-	-	3,285
Amortization of notes payable discount	123	146	128
Amortization of deferred interest rate hedge gains	(457)	(596)	(555)
Equity in earnings of unconsolidated affiliates, net of deferred intercompany profits	(5,064)	(4,674)	(1,992)
Minority interest	1,828	341	8
Gain on disposition of real estate, held for investment	(2,523)	(287)	(260)
Income taxes	3,236	941	1,467
Transition costs	1,929	-	-
Change in operating assets and liabilities, net of assets acquired and liabilities assumed in business combinations:
Additions to real estate, held for sale	(74,024)	(58,612)	(27,229)
Proceeds from disposition of real estate, held for sale	87,321	72,262	88,494
Gain on disposition of real estate, held for sale	(23,402)	(12,175)	(7,745)
Decrease in real estate leased to others using the direct financing method	2,770	2,368	2,165
Increase in work in process	(2,093)	(2,679)	(3,694)
Increase (decrease) in mortgages, notes and accrued interest receivable	6,243	(9,798)	(1,070)
Decrease (increase) in receivables	(1,642)	(2,614)	263
Increase in accrued rental income	(3,438)	(6,548)	(3,172)
Increase in other assets	(1,456)	(1,682)	(493)
Increase in accrued interest payable	485	246	442
Increase (decrease) in other liabilities	1,646	2,715	(833)

Net cash provided by operating activities	74,792	48,531	111,589

Cash flows from investing activities:
Proceeds from the disposition of real estate, held for investment	32,639	25,024	29,329
Additions to real estate, held for investment:
Accounted for using the operating method	(134,565)	(215,730)	(41,236)
Accounted for using the direct financing method	-	-	(3,201)
Investment in unconsolidated affiliates	(4)	(9,362)	(14,500)
Distributions received from unconsolidated affiliates	11,008	5,684	5,785
Increase in mortgages and notes receivable	(6,857)	(48,328)	(25)
Mortgage and notes payments received	23,301	1,785	7,642
Increase in mortgages and other receivables from unconsolidated affiliates	(115,600)	(119,700)	(80,900)
Payments received on mortgages and other receivables from unconsolidated affiliates	132,200	125,900	81,818
Business combination, net of cash acquired	1,068	-	1,319
Payment of lease costs	(1,491)	(3,127)	-
Consideration due to the dissenting shareholders in connection with the merger of Captec Net Lease Realty, Inc. (“Captec”) in December 2001	-	(13,278)	-
Other	(654)	(54)	(1,173)

Net cash used in investing activities	(58,955)	(251,186)	(15,142)

See accompanying revised notes to consolidated financial statements.

COMMERCIAL NET LEASE REALTY, INC.
and SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS – CONTINUED
(dollars in thousands)

	Year Ended December 31,
	2004	2003	2002
Cash flows from financing activities:
Proceeds from line of credit payable	350,900	352,800	111,500
Repayment of line of credit payable	(360,800)	(363,900)	(180,000)
Proceeds from mortgages payable	406	95,000	23,340
Repayment of mortgages payable	(9,163)	(2,944)	(2,547)
Proceeds from financing lease obligation	26,041	-	-
Proceeds from notes payable	149,560	-	49,713
Proceeds from forward starting interest rate swap	4,148	-	-
Repayment of notes payable	(120,000)	-	(50,000)
Payment of debt costs	(1,450)	(1,900)	(1,197)
Proceeds from issuance of Series B Convertible Preferred Stock	-	25,000	-
Proceeds from issuance of common stock	13,230	168,579	2,725
Payment of Series A Preferred Stock dividends	(4,008)	(4,010)	(4,007)
Payment of Series B Convertible Preferred Stock dividends	(1,675)	(502)	-
Payment of common stock dividends	(66,272)	(55,472)	(51,177)
Stock issuance costs	(140)	(6,686)	(4)
Other	(2)	-	-

Net cash provided by (used in) financing activities	(19,225)	205,965	(101,654)

Net increase (decrease) in cash and cash equivalents	(3,388)	3,310	(5,207)
Cash and cash equivalents at beginning of year	5,335	2,025	7,232

Cash and cash equivalents at end of year	$1,947	$5,335	$2,025

Supplemental disclosure of cash flow information – interest paid, net of amount capitalized	$33,855	$28,948	$27,313

Supplemental disclosure of non-cash investing and financing activities:
Issued 205,579, 76,407 and 64,000 shares of restricted common stock in 2004, 2003 and 2002, respectively, in pursuant to the Company’s 2000 Performance Incentive Plan, including grants in connection with transition costs	$3,016	$1,050	$983

Common and preferred stock dividends for non-dissenting, unexchanged shares held by the Company in connection with the merger of Captec	$-	$(1)	$4

Cash consideration for non-dissenting, unexchanged shares held by the Company in connection with the merger of Captec	$-	$(2)	$3

Liability for the consideration due to the dissenting stockholders in connection with the merger of Captec	$-	-	$13,278

Note and mortgage notes accepted in connection with real estate transactions	$-	$17,123	$4,344

Acquisition of real estate held for investment and assumption of related mortgage payable	$7,357	$-	$-

Issued 953,551 shares of common stock in 2004 in exchange for a partnership interest	$17,449	$-	$-

Disposition of real estate held for sale and transfer of related mortgage payable	$2,251	$-	$-

Note receivable issued in connection with sale of entity	$-	$-	$25

See accompanying revised notes to consolidated financial statements.

COMMERCIAL NET LEASE REALTY, INC.
and SUBSIDIARIES

CONSOLIDATED QUARTERLY FINANCIAL DATA
(unaudited)
(dollars in thousands, except for per share data)

	First	Second	Third	Fourth
2004	Quarter	Quarter	Quarter	Quarter	Year
Gross revenues	$35,952	$34,983	$43,374	$42,968	$157,277
Depreciation and amortization expense	4,265	4,265	4,419	4,449	17,398
Interest expense	7,731	7,973	8,744	8,672	33,120
Transition costs	-	3,200	52	489	3,741
Other expenses	8,925	8,812	8,798	9,112	35,647
Net earnings	16,268	12,735	17,005	18,926	64,934
Net earnings per share (2):
Basic	0.29	0.22	0.30	0.34	1.15
Diluted	0.29	0.22	0.30	0.34	1.15
2003
Gross revenues	$26,370	$28,090	$31,236	$38,551	$124,247
Depreciation and amortization expense	3,102	3,275	3,330	4,092	13,799
Interest expense	6,523	6,910	6,814	7,658	27,905
Dissenting shareholders’ settlement	2,413	-	-	-	2,413
Other expenses	5,503	5,902	8,048	9,905	29,358
Net earnings	10,154	12,344	15,384	15,591	53,473
Net earnings per share (2):
Basic	0.23	0.28	0.32	0.30	1.14
Diluted	0.23	0.28	0.32	0.30	1.13

(1)	The consolidated quarterly financial data above includes revenues and expenses from the Company’s continuing and discontinued operations. The Financial Accounting Standard Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” This statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets and broadens the presentation of discontinued operations in the income statement to include a component of an entity. Accordingly, the results of operations related to these certain properties that have been classified as held for sale or have been disposed of in 2004 and 2003 have been reclassified as earnings from discontinued operations for each period reported above. The Company has also classified revenues and expenses related to the four Investment Properties sold during the quarter ended March 31, 2005 and the one Investment Property held for sale at March 31, 2005, as discontinued operations. As reported in the current Form 10-K, earnings from discontinued operations for the years ended December 31, 2004 and 2003, were $15,675,000 and $13,033,000, respectively.

(2)	Calculated independently for each period, and consequently, the sum of the quarters may differ from the annual amount.

COMMERCIAL NET LEASE REALTY, INC.
and SUBSIDIARIES

REVISED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2004, 2003 and 2002

1.	Organization and Summary of Significant Accounting Policies:

In compliance with Statement of Financial Accounting Standard (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” issued by the Financial Accounting Standards Board, the consolidated statements of earnings have been revised from those originally reported for the years ended December 31, 2004, 2003 and 2002 in the Company’s Annual Report on Form 10-K for year ended December 31, 2004 to reflect separately the results of discontinued operations for properties sold or classified as held for sale during the quarter ended March 31, 2005. The revision had no impact on the consolidated balance sheets, statements of stockholders’ equity or statements of cash flows. The revisions had no impact on net earnings or net earnings per share for the years ended December 31, 2004, 2003 and 2002. Instead, they present the revenues and expenses relating to properties sold or held for sale as a single line item titled “earnings from discontinued operations,” rather than presenting the revenues and expenses along with the Company’s other earnings from continuing operations.

Organization and Nature of Business – Commercial Net Lease Realty, Inc., a Maryland corporation, is a fully integrated real estate investment trust (“REIT”) formed in 1984. The term “Company” refers to Commercial Net Lease Realty, Inc. and its majority owned and controlled subsidiaries. These subsidiaries include the wholly-owned qualified REIT subsidiaries of Commercial Net Lease Realty, Inc., as well as the taxable REIT subsidiary (“TRS”), Commercial Net Lease Realty Services, Inc. and its majority owned and controlled subsidiaries (collectively, “Services”). The Company holds a 98.7 percent, non-controlling interest in Services and is entitled to receive 98.7 percent of the dividends paid by Services. James M. Seneff, Jr., a director of the Company, Kevin B. Habicht, an officer and director of the Company, and Gary M. Ralston, a former officer and director of the Company, collectively own the remaining 1.3 percent interest, which is 100 percent of the voting interest in Services. Effective January 1, 2005, the Company acquired the remaining 1.3 percent voting interest in Services increasing the Company’s ownership in Services to 100 percent.

The Company’s operations are divided into two primary business segments: real estate held for investment and real estate held for sale. The real estate held for investment is operated through Commercial Net Lease Realty, Inc. and its wholly owned qualified REIT subsidiaries. The Company directly and indirectly, through investment interests, acquires, owns, invests in, manages and develops primarily single-tenant retail properties that are generally leased to established tenants under long-term commercial net leases (“Investment Properties”). As of December 31, 2004, the Company owned 362 properties, located in 38 states, that are leased to established tenants, including Academy, Barnes & Noble, Best Buy, Borders, CVS, Eckerd, OfficeMax, The Sports Authority, United Rentals and the United States of America. The real estate held for sale is operated through Services. Services acquires and develops real estate directly and indirectly, through investment interests, primarily for the purpose of selling the real estate to purchasers who are looking for replacement like-kind exchange property or to other purchasers with different investment objectives. As of December 31, 2004, Services owned 21 properties that were held for sale (“Inventory Properties”).

Principles of Consolidation – In January 2003, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities” (“FIN 46R”). This Interpretation of Accounting Research Bulletin No. 51, “Consolidated Financial Statements”, addresses consolidation by business enterprises of variable interest entities. A variable interest entity refers to certain entities subject to consolidation according to the provisions of this interpretation. This interpretation required existing unconsolidated variable interest entities to be consolidated by their primary beneficiaries if the variable interest entities do not effectively disperse risks among parties involved. Effective January 1, 2004, the Company implemented FIN 46R and under the guidelines of this interpretation, Services met the criteria of a variable interest entity which required consolidation by the Company. Accordingly, effective January 1, 2004, the Company consolidated Services and all prior period comparable condensed consolidated financial statements have been restated to include Services as a consolidated subsidiary. The adoption of this interpretation did not have a significant impact on the financial position or results of operations of the Company.

Therefore, the Company’s consolidated financial statements include the accounts of each of the respective majority owned and controlled affiliates. All significant intercompany account balances and transactions have been eliminated. The Company applies the equity method of accounting to investments in partnerships and joint ventures that are not subject to control by the Company due to the significance of rights held by other parties.

The Company holds a variable interest in, but is not the primary beneficiary of, CNL Plaza Ltd., a variable interest entity. The Company’s maximum exposure to loss as a result of its involvement with CNL Plaza Ltd. as of December 31, 2004, is $6,076,000. As of December 31, 2004, CNL Plaza, Ltd. had total assets and liabilities of $58,913,000 and $62,473,000, respectively.

A wholly-owned subsidiary of Services, CNLRS Equity Ventures, Inc. (“Equity Ventures”), develops real estate through various joint venture development affiliate agreements. Equity Ventures consolidates the joint venture development entities listed in the table below, eliminating significant intercompany balances and transactions and recording a minority interest for its other partners’ ownership percentage. The following table summarizes each of the investments as of December 31, 2004:

Date of			Equity Ventures’
Agreement	Entity Name	Agreement Type	Ownership %
November 2002	WG Grand Prairie TX, LLC	Limited Liability Company	60%
February 2003	KK-Seminole FL, LLC	Limited Liability Company	40%
February 2003	Gator Pearson, LLC	Limited Liability Company	50%
April 2003	MAC Boise ID, LLC	Limited Liability Company	60%
June 2003	CNLRS WG Grapevine TX, LLC	Limited Liability Company	60%
January 2004	CNLRS WG Crowley TX, LLC	Limited Liability Company	60%
February 2004	CNLRS Yosemite Park CO, LLC	Limited Liability Company	50%
September 2004	CNLRS Bismarck ND, LLC	Limited Liability Company	50%
October 2004	CNLRS WG Ennis TX, LLC	Limited Liability Company	60%
November 2004	CNLRS WG Dallas TX, LLC	Limited Liability Company	60%
December 2004	CNLRS WG Long Beach MS, LLC	Limited Liability Company	50%
December 2004	CNLRS Arcadian Commons, LLC	Limited Liability Company	50%

Real Estate Held for Investment – The Company records the acquisition of real estate at cost, including acquisition and closing costs. The cost of properties developed by the Company includes direct and indirect costs of construction, property taxes, interest and other miscellaneous costs incurred during the development period until the project is substantially complete and available for occupancy.

Real estate is generally leased to tenants on a net lease basis, whereby the tenant is responsible for all operating expenses relating to the property, including property taxes, insurance, maintenance and repairs. The leases are accounted for using either the operating or the direct financing method. Such methods are described below:

Operating method – Leases accounted for using the operating method are recorded at the cost of the real estate. Revenue is recognized as rentals are earned and expenses (including depreciation) are charged to operations as incurred. Buildings are depreciated on the straight-line method over their estimated useful lives (generally 35 to 40 years). Leasehold interests are amortized on the straight-line method over the terms of their respective leases. When scheduled rentals vary during the lease term, income is recognized on a straight-line basis so as to produce a constant periodic rent over the term of the lease. Accrued rental income is the aggregate difference between the scheduled rents which vary during the lease term and the income recognized on a straight-line basis.

Direct financing method – Leases accounted for using the direct financing method are recorded at their net investment (which at the inception of the lease generally represents the cost of the property). Unearned income is deferred and amortized into income over the lease terms so as to produce a constant periodic rate of return on the Company’s net investment in the leases.

When real estate is disposed of, the related cost, accumulated depreciation or amortization and any accrued rental income for operating leases and the net investment for direct financing leases are removed from the accounts and gains and losses from the dispositions are reflected in income. Gains from disposition of real estate are generally recognized using the full accrual method in accordance with the provisions of SFAS No. 66 “Accounting for Real Estate Sales,” provided that various criteria relating to the terms of the sale and any subsequent involvement by the Company with the real estate sold are met. Lease termination fees are recognized when the related leases are cancelled and the Company no longer has a continuing obligation to provide services to the former tenants.

Management reviews its real estate for impairment whenever events or changes in circumstances indicate that the carrying value of the asset, including accrued rental income, may not be recoverable through operations. Management determines whether an impairment in value has occurred by comparing the estimated future cash flows (undiscounted and without interest charges), including the residual value of the real estate, with the carrying cost of the individual asset. If an impairment is indicated, a loss will be recorded for the amount by which the carrying value of the asset exceeds its fair value.

Purchase Accounting for Acquisition of Real Estate – For purchases of real estate that were consummated subsequent to June 30, 2001, the effective date of SFAS No. 141, “Business Combinations,” the fair value of the real estate acquired is allocated to the acquired tangible assets, consisting of land, building and tenant improvements, and identified intangible assets and liabilities, consisting of the value of above-market and below-market leases, other value of in-place leases and value of tenant relationships, based in each case on their relative fair values.

The fair value of the tangible assets of an acquired property is determined by valuing the property as if it were vacant, and the “as-if-vacant” value is then allocated to land, building and tenant improvements based on the determination of the relative fair values of these assets. Management uses the as-if-vacant fair value of a property provided by a qualified appraiser.

In allocating the fair value of the identified intangible assets and liabilities of an acquired property, above-market and below-market in-place lease values are recorded as other assets based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease. The capitalized above-market lease values are amortized as a reduction of rental income over the remaining non-cancelable terms of the respective leases. The capitalized below-market lease values are amortized as an increase to rental income over the initial term and any fixed rate renewal periods in the respective leases. The Company’s leases do not currently include fixed-rate renewal periods.

The aggregate value of other acquired intangible assets, consisting of in-place leases, is measured by the excess of (i) the purchase price paid for a property after adjusting existing in-place leases to market rental rates over (ii) the estimated fair value of the property as-if-vacant, determined as set forth above. The value of in-place leases exclusive of the value of above-market and below-market in-place leases is amortized to expense over the remaining non-cancelable periods of the respective leases. If a lease were to be terminated prior to its stated expiration, all unamortized amounts relating to that lease would be written off.

Real Estate Held for Sale – Services acquires, develops and currently owns properties that it intends to sell. The properties that are classified as held for sale at any given time may consist of properties that have been acquired in the marketplace with the intent to resell the properties that have been, or are currently being, constructed by Services. Services’ records the acquisition of the real estate at cost, including the acquisition and closing costs. The cost of the real estate developed by Services includes direct and indirect costs of construction, interest and other miscellaneous costs incurred during the development period until the project is substantially complete and available for occupancy. The asset is not depreciated. In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” Services classifies its real estate held for sale as discontinued operations for each property in which rental revenues are generated (see Note 3). When real estate held for sale is disposed of, the related costs are removed from the accounts and gains and losses from the dispositions are reflected in earnings.

Investment in Unconsolidated Affiliates – The Company accounts for each of its investments in unconsolidated affiliates under the equity method of accounting (see Note 4). The Company exercises influence over these unconsolidated affiliates, but does not control them.

Cash and Cash Equivalents – The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash and cash equivalents consist of cash and money market accounts. Cash equivalents are stated at cost plus accrued interest, which approximates fair value.

Cash accounts maintained on behalf of the Company in demand deposits at commercial banks and money market funds may exceed federally insured levels; however, the Company has not experienced any losses in such accounts. The Company limits investment of temporary cash investments to financial institutions with high credit standing; therefore, management believes it is not exposed to any significant credit risk on cash and cash equivalents.

Debt Costs – Debt costs incurred in connection with the Company’s $225,000,000 line of credit and mortgages payable have been deferred and are being amortized over the term of the respective loan commitment using the straight-line method which approximates the effective interest method. Debt costs incurred in connection with the term note payable, which matured in November 2004, were amortized over the term using the straight-line method which approximated the effective interest rate. Debt costs incurred in connection with the issuance of the Company’s notes payable have been deferred and are being amortized over the term of the respective debt obligation using the effective interest method.

Earnings Per Share – Basic net earnings per share is computed by dividing net earnings available to common stockholders by the weighted average number of common shares outstanding during each period. Diluted net earnings per common share is computed by dividing net earnings available to common stockholders for the period by the number of common shares that would have been outstanding assuming the issuance of common shares for all potentially dilutive common shares outstanding during the periods.

The following is a reconciliation of the denominator of the basic net earnings per common share computation to the denominator of the diluted net earnings per common share computation for each of the years ended December 31:

	2004	2003	2002
Weighted average number of common shares outstanding	51,546,814	43,167,433	40,419,876
Restricted stock	(234,380)	(59,220)	(36,471)

Weighted average number of common shares outstanding used in basic earnings per share	51,312,434	43,108,213	40,383,405

Weighted average number of common shares outstanding	51,546,814	43,167,433	40,419,876
Effect of dilutive securities:
Common stock options	192,370	229,495	169,081
Assumed conversion of Series B Convertible Preferred Stock to common stock	-	499,872	-
Directors’ deferred fee plan	3,334	-	-

Weighted average number of common shares outstanding used in diluted earnings per share	51,742,518	43,896,800	40,588,957

The following represents the number of shares of potentially issuable common stock which were not included in computing diluted earnings per common share because their effects were antidilutive:

	2004	2003	2002
Common stock options	-	398,500	454,500

Stock-Based Compensation – At December 31, 2004, the Company had one stock-based compensation plan, which is described more fully in Note 19. Prior to 2003, the Company accounted for the plan under the recognition and measurement provisions of APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations. No stock-based compensation costs are reflected in 2002 net earnings, as all options granted under the plan had an exercise price equal to the market value of the underlying common stock at the date of grant. Effective January 1, 2003, the Company adopted the fair value recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation,” prospectively to all employee and director awards granted, modified, or settled after January 1, 2003. Therefore, the cost related to stock-based employee compensation included in the determination of net earnings for 2004 and 2003 is less than that which would have been recognized if the fair value based method had been applied to all awards since the original effective date of SFAS No. 123.

The following table illustrates the effect on net earnings available to common stockholders and earnings per share if the fair value based method had been applied to all outstanding and unvested awards in each period (dollars in thousands, except per share data):

	2004	2003	2002
Net earnings available to common stockholders – basic, as reported:	$59,251	$48,963	$44,048
Add: stock-based employee compensation expense included in reported net earnings	20	3	-
Deduct: total stock-based employee compensation expense determined under the fair value based method for all awards	(65)	(74)	(27)

Pro forma net earnings available to common stockholders – basic	$59,206	$48,892	$44,021

Net earnings available to common stockholders – diluted, as reported:	$59,251	$49,465	$44,048
Add: stock-based employee compensation expense included in reported net earnings	20	3	-
Deduct: total stock-based employee compensation expense determined under the fair value based method for all awards	(65)	(74)	(27)

Pro forma net earnings available to common stockholders – diluted	$59,206	$49,394	$44,021

Earnings available to common stockholders per common share as reported:
Basic	$1.15	$1.14	$1.09

Diluted	$1.15	$1.13	$1.09

Pro forma earnings available to common stockholders per common share:
Basic	$1.15	$1.13	$1.09

Diluted	$1.14	$1.13	$1.08

There were no options granted in 2004. The fair value of each option grant in 2003 and 2002 is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions: (i) risk free rate of 5.5% for the 2003 grant and 5.4% and 5.5% for the 2002 grants, (ii) expected volatility of 18.0% and 18.0%, respectively, (iii) dividend yields of 9.3% and 9.3%, respectively, and (iv) expected lives of 10 years for each of the 2003 and 2002 grants.

Income Taxes – The Company has made an election to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, and related regulations. The Company generally will not be subject to federal income taxes on amounts distributed to stockholders, providing it distributes at least 90 percent of its real estate investment trust taxable income and meets certain other requirements for qualifying as a REIT. For each of the years in the three-year period ended December 31, 2004, the Company believes it has qualified as a REIT. Not withstanding the Company’s qualification for taxation as a real estate investment trust, the Company is subject to certain state taxes on its income and real estate.

Effective January 1, 2001, Commercial Net Lease Realty, Inc. elected for Services to be treated as a TRS pursuant to the provisions of the REIT Modernization Act. As a TRS, Services is able to engage in activities resulting in income that previously would have been disqualified from being eligible REIT income under the federal income tax regulations. As a result, certain activities of the Company which occur within Services are subject to federal and state income taxes (See “Real Estate Held for Sale”). All provisions for federal income taxes in the accompanying consolidated financial statements are attributable to Services.

Income taxes are accounted for under the asset and liability method as required by SFAS No. 109, “Accounting for Income Taxes.” Deferred tax assets and liabilities are recognized for the temporary differences based on estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

New Accounting Standards –In December 2004, FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets.” This statement is effective for the fiscal years beginning after June 15, 2005. This statement addresses financial accounting and reporting obligations associated with the exchange of nonmonetary assets. The statement eliminates the exception to fair value for exchanges of similar productive assets issued in APB Opinion No. 29, “Accounting for Nonmonetary Transactions,” and replaces it with a general exception for exchange transactions that do not have commercial substance, that is, transactions that are not expected to result in significant changes in the cash flows of the reporting entity. The adoption of this interpretation is not expected to have a significant impact on the financial position or results of operations of the Company.

In December 2004, FASB revised SFAS No. 123, “Accounting for Stock-Based Compensation.” This revision, SFAS No. 123R, is effective for the first interim or annual reporting period beginning after June 15, 2005. This revision to the statement eliminates the alternative to use APB Opinion No. 25, “Accounting for Stock Issued to Employees,” intrinsic value method of accounting that was provided in Statement 123 as originally issued. An enterprise will initially measure the cost of employee services received in exchange for an award of liability instruments based on its current fair value; the fair value of that award will be remeasured subsequently at each reporting date through the settlement date. Changes in fair value during the requisite service period will be recognized as compensation cost over that period. The adoption of this interpretation is not expected to have a significant impact on the financial position or results of operations of the Company.

Use of Estimates – Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities, revenues and expenses and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with accounting principles generally accepted in the United States of America. Significant estimates include provision for impairment and allowances for certain assets, accruals, useful lives of assets and capitalization of costs. Actual results could differ from those estimates.

Reclassification – Certain items in the prior year’s consolidated financial statements and notes to consolidated financial statements have been reclassified to conform with the 2004 presentation. These reclassifications had no effect on stockholders’ equity or net earnings.

2.	Real Estate Held for Investment:

Leases – The Company generally leases its Investment Properties to established tenants. As of December 31, 2004, 302 of the Investment Property leases have been classified as operating leases and 69 leases have been classified as direct financing leases. For the Investment Property leases classified as direct financing leases, the building portions of the property leases are accounted for as direct financing leases while the land portions of 46 of these leases are accounted for as operating leases. Substantially all leases have initial terms of 10 to 20 years (expiring between 2005 and 2025) and provide for minimum rentals. In addition, the majority of the leases provide for contingent rentals and/or scheduled rent increases over the terms of the leases. Generally, the tenant is also required to pay all property taxes and assessments, substantially maintain the interior and exterior of the building and carry property and liability insurance coverage. Certain of the Company’s Investment Properties are subject to leases under which the Company retains responsibility for certain costs and expenses of the property. As of December 31, 2004, the weighted average remaining lease term was approximately 10 years. Generally, the leases of the Investment Properties provide the tenant with one or more multi-year renewal options subject to generally the same terms and conditions as the initial lease.

Accounted for Using the Operating Method – Real estate subject to operating leases consisted of the following as of December 31 (dollars in thousands):

	2004	2003
Land and improvements	$431,867	$384,134
Buildings and improvements	631,306	544,246
Leasehold interests	2,532	3,381

	1,065,705	931,761
Less accumulated depreciation and amortization	(61,720)	(48,863)

	1,003,985	882,898
Construction in progress	7,025	6,482

	1,011,010	889,380
Less provision for loss on impairment of real estate	(1,613)	(2,256)

	$1,009,397	$887,124

In August 2003, the Company acquired two office buildings and a related parking garage located in the Washington, D.C. metropolitan area (“DC Office Properties”) for $142,800,000. In addition, pursuant to the lease agreement, the Company has agreed to fund an additional $27,322,000 for building and tenant improvements, of which $23,850,000 had been funded as of December 31, 2004. The Company anticipates the remaining building and improvements to be substantially completed and funded by June 30, 2005.

Some leases provide for scheduled rent increases throughout the lease term. Such amounts are recognized on a straight-line basis over the terms of the leases. For the years ended December 31, 2004, 2003 and 2002, the Company recognized collectively in continuing and discontinued operations, $3,452,000, $6,756,000 and $3,223,000, respectively, of such income. At December 31, 2004 and 2003, the balance of accrued rental income, net of allowances of $1,620,000 and $1,320,000, respectively, was $28,619,000 and $25,322,000, respectively.

The following is a schedule of future minimum lease payments to be received on noncancellable operating leases at December 31, 2004 (dollars in thousands):

2005	$105,235
2006	105,333
2007	104,579
2008	102,673
2009	98,336
Thereafter	612,181

$1,128,337

Since lease renewal periods are exercisable at the option of the tenant, the above table only presents future minimum lease payments due during the initial lease terms. In addition, this table does not include amounts for potential variable rent increases that are based on the Consumer Price Index (“CPI”) or future contingent rents which may be received on the leases based on a percentage of the tenant’s gross sales.

Accounted for Using the Direct Financing Method – The following lists the components of net investment in direct financing leases at December 31 (dollars in thousands):

	2004	2003
Minimum lease payments to be received	$166,849	$175,236
Estimated unguaranteed residual values	32,623	32,354
Less unearned income	(97,161)	(104,620)

Net investment in direct financing leases	$102,311	$102,970

The following is a schedule of future minimum lease payments to be received on direct financing leases at December 31, 2004 (dollars in thousands):

2005	$13,559
2006	13,580
2007	13,631
2008	13,635
2009	13,738
Thereafter	98,706

$166,849

The above table does not include future minimum lease payments for renewal periods, potential variable CPI rent increases or for contingent rental payments that may become due in future periods (See Real Estate – Accounted for Using the Operating Method).

3.	Real Estate Held for Sale:

As of December 31, 2004, the portfolio of Inventory Properties consisted of 10 completed inventory properties, seven properties under construction and four land parcels.

Real estate held for sale consisted of the following at December 31 (dollars in thousands):

	2004	2003
Inventory:
Land	$16,449	$13,644
Buildings	17,660	17,129
Accumulated depreciation	(81)	(246)

	34,028	30,527
Under construction:
Land	13,826	7,226
Work in process	10,195	8,069

	24,021	15,295

	$58,049	$45,822

In connection with the development of seven Inventory Properties by Services, the Company has agreed to fund construction commitments of $26,409,000, of which $12,248,000 has been funded as of December 31, 2004.

The following table summarizes the number of inventory properties sold and the corresponding gain recognized on the disposition of real estate held for sale included in earnings from continuing and discontinued operations for the years ended December 31 (dollars in thousands):

	2004		2003		2002
	# of		# of		# of
	Properties	Gain	Properties	Gain	Properties	Gain
Continuing operations	7	$4,700	3	$3,247	4	$1,290
Discontinued operations:
Gain		17,885		7,891		4,489
Intersegment eliminations		817		1,037		1,966

		18,702		8,928		6,455
Minority interest		(6,422)		(986)		-

Total discontinued operations	17	12,280	26	7,942	21	6,455

	24	$16,980	29	$11,189	25	$7,745

4.	Investments in Unconsolidated Affiliates:

In September 1997, the Company entered into a partnership, Net Lease Institutional Realty, L.P. (the “Partnership”), with the Northern Trust Company, as Trustee of the Retirement Plan for Chicago Transit Authority Employees (“CTA”). Under the terms of the limited partnership agreement of the Partnership, CTA had the option to convert its 80 percent limited partnership interest into shares of the Company’s common stock. In October 2003, CTA exercised that right, and based on the terms of and calculation defined in the limited partnership agreement, the Company issued 953,551 shares of common stock to CTA in a private transaction in February 2004 in exchange for CTA’s 80 percent limited partnership interest, increasing the Company’s ownership in the Partnership to 100 percent. Prior to CTA’s exercise, the Company accounted for its 20 percent interest in the Partnership under the equity method of accounting. Net income and losses of the Partnership were allocated to the partners in accordance with their respective percentage interest during the Partnership’s term.

The Company received $116,000 in distributions from the Partnership for the year ended December 31, 2003. For the years ended December 31, 2004, 2003 and 2002, the Company recognized earnings of $26,000, $280,000 and $270,000, respectively, from the Partnership. The Company managed the Partnership and pursuant to a management agreement, the Partnership paid the Company $17,000, $193,000 and $193,000 in asset management fees during the years ended December 31, 2004, 2003 and 2002, respectively. The Company did not recognize earnings or receive asset management fees from the Partnership subsequent to increasing its ownership in the Partnership to 100 percent in February 2004.

The Company has entered into five limited liability company (“LLC”) agreements (collectively, “CCMH LLCs”) with Orange Avenue Mortgage Investments, Inc. (“OAMI”), formerly known as CNL Commercial Finance, Inc. Each of the LLCs holds an interest in mortgage loans and is 100 percent equity financed. The Company holds a non-voting and non-controlling interest in each of the LLCs and accounts for its investment under the equity method of accounting. The following table summarizes each of the investments as of December 31, 2004:

Date of Agreement	LLC Agreement	Investment Interest
June 2001	CCMH I, LLC	42.7%
December 2001	CCMH II, LLC	44.0%
June 2002	CCMH III, LLC	36.7%
December 2002	CCMH IV, LLC	38.3%
July 2003	CCMH V, LLC	38.4%

During the years ended December 31, 2004 and 2003, the Company received $10,562,000 and $4,211,000, respectively, in distributions from the CCMH LLC’s. In 2003, in connection with a loan to OAMI, the Company pledged a portion of its interest in two of the LLC’s as partial collateral for the loan.

The following presents the combined condensed financial information of the CCMH LLCs (dollars in thousands):

	December 31,
	2004	2003
Mortgage assets	$59,840	$70,472
Other assets	-	1

Total assets	$59,840	$70,473

Total liabilities	$-	$-
Members’ equity	59,840	70,473

Total liabilities and members’ equity	$59,840	$70,473

	Year Ended December 31,
	2004	2003	2002
Revenues/net earnings	$9,898	$9,110	$5,035

For the years ended December 31, 2004, 2003 and 2002, the Company recognized earnings of $5,042,000, $4,583,000 and $2,445,000, respectively, from the CCMH LLCs.

In May 2002, the Company purchased a combined 25 percent partnership interest in CNL Plaza, Ltd. and CNL Plaza Venture, Ltd. (collectively, “Plaza”) for $750,000. The remaining partnership interests in Plaza are owned by affiliates of James M. Seneff, Jr. and Robert A. Bourne, both members of the Company’s board of directors. Plaza owns a 346,000 square foot office building and an interest in an adjacent parking garage. The Company has severally guaranteed 41.67 percent of a $15,500,000 unsecured promissory note on behalf of Plaza. The maximum obligation of the Company under this guarantee is $6,458,000, plus interest. Interest accrues at a rate of LIBOR plus 200 basis points per annum on the unpaid principal amount. This guarantee shall continue through the loan maturity, which was extended from the original maturity of November 2004 to May 2005. The fair value of the Company’s guarantee is $73,000. During the years ended December 31, 2004, 2003 and 2002 the Company received $446,000, $372,000 and $411,000, respectively, in distributions from Plaza. For the years ended December 31, 2004, 2003 and 2002, the Company recognized a loss from Plaza of $276,000, $306,000 and $159,000, respectively.

Since November 1999, the Company has leased its office space from Plaza. The Company’s lease expires in October 2014. In addition, other affiliates of James M. Seneff, Jr. also lease office space from Plaza. The Company and other affiliates lease an aggregate of 66 percent of the 346,000 square foot office building. During the years ended December 31, 2004, 2003 and 2002, the Company incurred rental expenses in connection with the lease of $1,018,000, $1,001,000 and $1,222,000, respectively. In May 2000, the Company subleased a portion of its office space to affiliates of James M. Seneff, Jr. During the years ended December 31, 2004, 2003 and 2002, the Company earned $345,000, $338,000 and $270,000, respectively, in rental and accrued rental income from these affiliates.

The following is a schedule of the Company’s future minimum lease payments and the future minimum sublease income from the affiliates related to the office space leased from Plaza at December 31, 2004 (dollars in thousands):

	Lease	Sublease
	Payments	Income	Net
2005	$1,165	$522	$643
2006	1,200	538	662
2007	1,236	554	682
2008	1,273	571	702
2009	1,311	588	723
Thereafter	6,910	3,099	3,811

	$13,095	$5,872	$7,223

Since lease renewal periods are exercisable at the option of the tenant, the above table only presents future minimum lease payments due during the initial lease terms. The Company has the option to renew its lease with Plaza for three successive five-year periods subject to similar terms and conditions as the initial lease.

In 1999, a wholly-owned subsidiary of the Company entered into a membership arrangement, WXI/SMC Real Estate LLC (“WXI”), with Whitehall Street Real Estate Limited Partnership XI. The Company is the sole managing member and holds a 33 1/3 percent interest in WXI. WXI was organized for the purpose of owning, developing, redeveloping, operating, leasing and selling a portfolio of real estate. The Company accounts for its interest under the equity method of accounting. During the years ended December 31, 2004, 2003, and 2002, the Company recognized a loss of $68,000, 570,000, and $1,438,000, respectively. The Company provides certain management services for WXI on behalf of Services pursuant to WXI’s Limited Liability Company Agreement and Property Management and Development Agreement. WXI paid the Company $14,000, $52,000 and $86,000 in fees during the years ended December 31, 2004, 2003 and 2002, respectively.

The following presents a reconciliation of investments in and receivables from unconsolidated affiliates at December 31 (dollars in thousands):

	2004	2003
CCMH LLCs investments	$29,672	$35,193
Other:
Investments	(365)	4,396
Receivables	-	17

	$29,307	$39,606

The following presents a reconciliation of equity in earnings of unconsolidated affiliates for the years ended December 31 (dollars in thousands):

	2004	2003	2002
CCMH LLCs	$5,042	$4,583	$2,445
Other	(318)	(242)	(645)

	$4,724	$4,341	$1,800

5.	Note Receivable:

Structured finance agreements are typically loans secured by a pledge of ownership interests in the borrowers (or their subsidiaries) that own the underlying real estate. These agreements are typically subordinated to senior loans secured by first mortgages encumbering the underlying real estate. Subordinated positions are generally subject to a higher risk of nonpayment of principal and interest than the more senior loans.

In 2004 and 2003, the Company made structured finance investments of $6,857,000 and $43,433,000, respectively. As of December 31, 2004, the structured finance investments bear a weighted average interest rate of 14.3% per annum, of which 12.5% is payable monthly and the remaining 1.8% accrues and is due at maturity. The principal balance of each structured finance investment is due in full at maturity, which range between November 2006 and November 2007. The structured finance investments are secured by the borrowers’ pledge of their respective membership interests in the certain subsidiaries which own real estate. In December 2004, the Company received $20,900,000 in principal payments and a $418,000 prepayment fee. As of December 31, 2004 and 2003, the outstanding receivable balance of the structured finance investments was $29,390,000 and $43,433,000, respectively.

6.	Line of Credit Payable:

In May 2003, the Company entered into an amended and restated loan agreement for a $225,000,000 revolving credit facility (the “Credit Facility”) which amended the Company’s existing loan agreement by (i) increasing the borrowing capacity to $225,000,000 from $200,000,000, (ii) lowering the interest rates of the tiered rate structure to a maximum rate of 135 basis points above LIBOR (based upon the debt rating of the Company, the current interest rate is 100 basis points above LIBOR), (iii) requiring the Company to pay a commitment fee based on a tiered rate structure to a maximum of 30 basis points per annum (based upon the debt rating of the Company), (iv) providing for a competitive bid option for up to 50 percent of the facility amount, (v) extending the expiration date to May 9, 2006 and (vi) amending certain of the financial covenants of the Company. The principal balance is due in full upon expiration of the Credit Facility in May 2006, which the Company may request to be extended for an additional 12-month period with the consent of the lender. As of December 31, 2004 and 2003, $17,900,000 and $27,800,000, respectively, was outstanding under the Credit Facility. The Credit Facility had a weighted average interest rate of 2.72% and 2.41% for the years ended December 31, 2004 and 2003, respectively. In accordance with the terms of the Credit Facility, the Company is required to meet certain restrictive financial covenants, which, among other things, require the Company to maintain certain (i) maximum leverage ratios, (ii) debt service coverage and (iii) cash flow coverage. At December 31, 2004, the Company was in compliance with those covenants.

For the years ended December 31, 2004, 2003 and 2002, interest cost incurred was $1,084,000, $2,103,000 and $2,562,000, respectively, of which $369,000, $177,000 and $1,000, respectively, was capitalized by the Company as a cost of buildings constructed for its own use, and $813,000, $2,001,000 and $3,162,000, respectively, was charged to operations.

7.	Mortgages Payable:

In January 1996, the Company entered into a long-term, fixed rate loan for $39,450,000. The loan bears interest at a rate of 7.435% per annum and provides for a ten-year term with monthly principal and interest payments of $330,000 and the balance due in February 2006. The loan is secured by a first mortgage lien on certain of the Company’s properties. As of December 31, 2004, the aggregate carrying value of these properties totaled $58,049,000. The outstanding principal balance as of December 31, 2004 and 2003 was $22,466,000 and $26,118,000, respectively.

In February 2004, the Company increased its ownership in the Partnership to 100 percent (see Note 4). In October 1997, the Partnership entered into a long-term, fixed rate loan for $12,000,000. The loan bears interest at a rate of 7.37% per annum with monthly principal and interest payments of $103,000 and the principal balance due in September 2007. The loan is secured by a first mortgage lien on certain of the Partnership’s properties. As of December 31, 2004, the aggregate carrying value of the properties totaled $28,893,000 and the outstanding principal balance was $8,606,000.

The Company has acquired four properties subject to mortgages securing loans in the aggregate original principal balance of $7,214,000 (collectively the “Mortgages”) with maturities between December 2007 and December 2009. In December 2004, the Company sold one of the properties and the related mortgage was simultaneously paid, which accounted for $2,455,000 of the original principal balance. The remaining Mortgages bear interest at a weighted average rate of 8.45% per annum and have a weighted average maturity of 2.4 years, with an aggregate monthly payment of principal and interest of $60,000. In addition to the Mortgages, the Company has letters of credit that also secure two of the loans, which collectively total $2,426,000. As of December 31, 2004, the aggregate carrying value of these three properties and letters of credit totaled $10,751,000. As of December 31, 2004 and 2003, the outstanding principal balances secured by the Mortgages totaled $2,189,000 and $4,244,000, respectively.

In connection with the acquisition of Captec Net Lease Realty, Inc. (“Captec”) in December 2001, the Company acquired three properties subject to mortgages securing loans with an aggregate principal balance of $1,806,000 (collectively, the “Captec Mortgages”) with maturities between March 2014 and March 2019. The Captec Mortgages bear interest at a weighted average rate of 9.0% per annum and have a weighted maturity of 7.4 years, with an aggregate monthly payment of principal and interest of $25,000. As of December 31, 2004, the aggregate carrying value of these three properties totaled $4,003,000. As of December 31, 2004 and 2003, the outstanding principal balances of the loans secured by the Captec Mortgages totaled $1,328,000 and $1,497,000, respectively.

In June 2002, the Company entered into a long-term, fixed rate loan for $21,000,000. The loan bears interest at a rate of 6.9% per annum and provides for a 10-year term, with monthly principal and interest payments of $138,000 and the balance due in July 2012. The loan is secured by a first mortgage lien on five of the Company’s properties. As of December 31, 2004, the aggregate carrying value of these properties totaled $27,111,000. As of December 31, 2004 and 2003, the outstanding principal balance was $20,508,000 and $20,721,000, respectively.

In July 2002, Services entered into a long-term, fixed rate loan for $2,340,000. The loan bore interest at a rate of 7.42% per annum with monthly principal and interest payments of $18,000 and the principal balance due in July 2012. The loan was secured by a first mortgage lien on one of Services’ properties. As of December 31, 2003, the outstanding principal balance was $2,281,000. In August 2004, the Company disposed of the property, at which time the buyer assumed the loan.

In November 2003, the Company entered into a long-term, fixed rate interest-only loan for $95,000,000. The loan bears interest at a rate of 5.42% per annum with monthly interest payments of $435,000 and the principal balance due in November 2013. The loan is secured by a first mortgage lien on the DC Office Properties. As of December 31, 2004, the aggregate carrying value of these properties totaled $155,601,000. As of December 31, 2004 and 2003, the outstanding principal balance was $95,000,000.

In February 2004, the Company acquired a property subject to a mortgage securing a loan for $6,952,000. The loan bears interest at a rate of 6.90% per annum with monthly principal and interest payments of $68,000 and the balance due in January 2017. As of December 31, 2004, the aggregate carrying value of the property was $12,358,000. The outstanding principal balance as of December 31, 2004, was $6,665,000.

In December 2004, the Company acquired a property subject to a mortgage securing loan for $408,000. The loan bears interest at a rate of 9.375% per annum with monthly principal and interest payments of $5,000 and the balance due in September 2014. As of December 31, 2004, the aggregate carrying value of this property was $697,000. The outstanding principal balance as of December 31, 2004, was $406,000.

The following is a schedule of the annual maturities of the Company’s mortgages payable (dollars in thousands):

2005	$4,070
2006	22,376
2007	8,776
2008	1,156
2009	964
Thereafter	119,826

$157,168

8.	Notes Payable:

The Company filed a prospectus supplement to its shelf registration for each issuance of notes outlined in the table below (dollars in thousands).

							Commencement
				Discounted			Day of Semi-
		Purchase		Purchase	Stated	Effective	Annual Interest	Maturity
	Issue Date	Price	Discount(3)	Price	Rate	Rate(4)	Payments	Date
2008 Notes (1)	March 1998	$100,000	$271	$99,729	7.125%	7.163%	September 1998	March 2008
2004 Notes(1)(5)	June 1999	100,000	392	99,608	8.125%	7.547%	December 1999	June 2004
2010 Notes(1)	September 2000	20,000	126	19,874	8.500%	8.595%	March 2001	September 2010
2012 Notes(1)	June 2002	50,000	287	49,713	7.750%	7.833%	December 2002	June 2012
2014 Notes(1)(2)(6)	June 2004	150,000	440	149,560	6.250%	5.910%	June 2004	June 2014

(1)	The proceeds from the note issuance were used to pay down outstanding indebtedness of the Company’s Credit Facility.

(2)	The proceeds from the note issuance were used to repay the obligation of the 2004 Notes.

(3)	The note discounts are amortized to interest expense over the respective term of each debt obligation using the effective interest method.

(4)	Includes the effects of the discount, treasury lock gain and swap gain (as applicable).

(5)	The Company entered into a treasury rate lock agreement which fixed a treasury rate of 5.1854% on a notional amount of $92,000,000. Upon issuance of the 2004 Notes, the Company terminated the treasury rate lock agreement resulting in a gain of $2,679,000. The gain was deferred and amortized as an adjustment to interest expense over the term of the 2004 Notes using the effective interest method.

(6)	The Company entered into a forward starting interest rate swap agreement which fixed a swap rate of 4.61% on a notional amount of $94,000,000. Upon issuance of the 2014 Notes, the Company terminated the forward starting interest rate swap agreement resulting in a gain of $4,148,000. The gain has been deferred and is being amortized as an adjustment to interest expense over the term of the 2014 Notes using the effective interest method.

Each issuance of notes is redeemable at the option of the Company, in whole or in part, at a redemption price equal to the sum of (i) the principal amount of the notes being redeemed plus accrued interest thereon through the redemption date and (ii) the make-whole amount, as defined in the respective supplemental indenture notes.

In connection with the debt offerings, the Company incurred debt issuance costs totaling $4,193,000 consisting primarily of underwriting discounts and commissions, legal and accounting fees, rating agency fees and printing expenses. Debt issuance costs have been deferred and are being amortized over the term of the respective notes using the effective interest method.

In accordance with the terms of the indenture, pursuant to which the Company’s notes have been issued, the Company is required to meet certain restrictive financial covenants, which, among other things, require the Company to maintain (i) certain leverage ratios and (ii) certain interest coverage. At December 31, 2004, the Company was in compliance with those covenants.

In November 2001, the Company entered into an unsecured $70,000,000 term note (“Term Note”), due November 30, 2004, to finance the acquisition of Captec and for the repayment of indebtedness and related expenses in connection therewith. As of December 31, 2003, the Term Note had an outstanding principal balance of $20,000,000. The Term Note bore interest at a rate of 175 basis points above LIBOR. In November 2004, the Company used proceeds from the Credit Facility to repay the obligation of the Term Note. In connection with the Term Note, the Company incurred debt costs of $376,000 consisting primarily of bank commitment fees. The Term Note costs were deferred and amortized over the term of the loan commitment using the straight-line method which approximated the effective interest method.

9.	Financing Lease Obligation:

In July 2004, the Company sold five investment properties for approximately $26,041,000 and subsequently leased back the properties under a 10-year financing lease obligation. The Company may repurchase one or more of the properties subject to put and call options included in the financing lease. In accordance with the provisions of SFAS No. 66, “Accounting for Sales of Real Estate,” the Company has recorded this transaction as a financing transaction. The 10-year financing lease bears an interest rate of 5% annually with monthly interest payments of $109,000 and expires in June 2014 unless either the put or call option is exercised.

10.	Preferred Stock:

In December 2001, the Company issued 1,999,974 shares of 9% Non-Voting Series A Preferred Stock (the “Series A Preferred Stock”) in connection with the acquisition of Captec. Holders of the Series A Preferred Stock are entitled to receive, when and as authorized by the board of directors, cumulative preferential cash distributions at a rate of nine percent of the $25.00 liquidation preference per annum (equivalent to a fixed annual amount of $2.25 per share). The Series A Preferred Stock ranks senior to the Company’s common stock with respect to distribution rights and rights upon liquidation, dissolution or winding up of the Company. The Company may redeem the Series A Preferred Stock on or after December 31, 2006, in whole or from time to time in part, for cash, at a redemption price of $25.00 per share, plus all accumulated and unpaid distributions.

In 2004, 2003 and 2002, as a result of a legal action in connection with the merger of Captec, the Company reduced the number of Series A Preferred Stock shares issued and outstanding by 56, 379 and 217,950, respectively.

In August 2003, the Company filed a prospectus supplement to its shelf registration statement and issued 10,000 shares of 6.70% Non-Voting Series B Cumulative Convertible Perpetual Preferred

Stock (the “Series B Convertible Preferred Stock”) and received gross proceeds of $25,000,000. In connection with this offering, the Company incurred stock issuance costs totaling approximately $687,000, consisting primarily of placement fees and legal and accounting fees. The Series B Convertible Preferred Stock is convertible at the option of the holder, into 1,293,996 shares of the Company’s common stock on and after the first anniversary from the date on which the shares were issued. Holders of the Series B Convertible Preferred Stock are entitled to receive, when and as authorized by the board of directors, cumulative preferential cash distributions at the rate of 6.70 percent of the $2,500.00 liquidation preference per annum (equivalent to a fixed annual amount of $167.50 per share). The Series B Convertible Preferred Stock ranks pari passu with the Series A Preferred Stock and ranks senior to the Company’s common stock with respect to distribution rights and rights upon liquidation, dissolution or winding up of the Company. The Company may redeem the Series B Convertible Preferred Stock on or after August 13, 2008, in whole or from time to time in part, for cash, at a redemption price of $2,500.00 per share, plus all accumulated and unpaid distributions.

11.	Common Stock:

In 2004, 2003 and 2002, as a result of a legal action in connection with the merger of Captec, the Company reduced the number of common stock issued and outstanding by 51, 823 and 474,037, respectively.

In July 2003, the Company filed a prospectus supplement to its shelf registration statement and issued 5,600,000 shares of common stock and received gross proceeds of $100,800,000. In connection with this offering, the Company incurred stock issuance costs totaling approximately $5,374,000, consisting primarily of underwriters’ commissions and fees, legal and accounting fees and printing expenses.

In December 2003, the Company filed a prospectus supplement to its shelf registration statement and issued 3,250,000 shares of common stock and received gross proceeds of $56,517,000. Subsequently, the Company issued an additional 487,500 shares in connection with the underwriters’ over-allotment option and received gross proceeds of $8,478,000. In connection with these offerings, the Company incurred stock issuance costs totaling approximately $671,000, consisting primarily of underwriters’ commissions and fees, legal and accounting fees and printing expenses.

Under the terms of the limited partnership agreement of the Partnership, CTA had the right to convert its 80 percent limited partnership interest into shares of the Company’s common stock (see Note 4). In February 2004, CTA exercised its right to convert and the Company issued 953,551 shares of common stock to CTA in a private transaction in exchange for CTA’s 80 percent limited partnership interest.

12.	Employee Benefit Plan:

Effective January 1, 1998, the Company adopted a defined contribution retirement plan (the “Retirement Plan”) covering substantially all of the employees of the Company. The Retirement Plan permits participants to defer up to a maximum of 15 percent of their compensation, as defined in the Retirement Plan, subject to limits established by the Internal Revenue Code. The Company matches 50 percent of the participants’ contributions up to a maximum of six percent of a participant’s annual compensation. The Company’s contributions to the Retirement Plan for the years ended December 31, 2004, 2003 and 2002 totaled $140,000, $150,000 and $113,000, respectively.

13.	Dividends:

The following presents the characterization for tax purposes of common stock dividends paid to stockholders for the years ended December 31:

	2004	2003	2002
Ordinary income	$0.916	$0.969	$1.174
Capital gain	0.040	-	0.006
Qualified 5-year Gain	-	0.005	-
Unrecaptured Section 1250 Gain	0.041	0.037	0.005
Nontaxable distributions	0.293	0.269	0.085

	$1.290	$1.280	$1.270

The Series A Preferred Stock dividends of $2.25 per share paid in each of the years ended December 31, 2004, 2003 and 2002, were characterized as ordinary income for tax purposes. The Series B Convertible Preferred Stock dividends of $167.50 and $50.25 per share paid during the years ended December 31, 2004 and 2003, respectively, were characterized as ordinary income for tax purposes.

14.	Dissenting Shareholders’ Settlement:

During the year ended December 31, 2003, the Company recorded a dissenting shareholders’ settlement expense of $2,413,000 related to the appraisal rights litigation disclosed in Item 3 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, that arose as a result of the merger with Captec in December 2001 (the “Appraisal Action”). In February 2003, the Company entered into a settlement agreement with the beneficial owners of the alleged 1,037,946 dissenting shares (including the petitioners in the Appraisal Action) which required the Company to pay $15,569,000, which approximated the value of the original merger consideration (which included cash, common stock and Series A Preferred Stock shares) at the time of the litigation settlement plus the dividends that would have been paid if the shares had been issued at the time of the merger. In February 2003, the parties filed a stipulation and order of dismissal and the Court entered the order of dismissal, dismissing the Appraisal Action with prejudice.

15.	Transition Costs:

During the year ended December 31, 2004, the Company recorded a transition cost of $3,741,000 including severance, accelerated vesting of restricted stock, and recruitment costs in connection with the appointment of Craig Macnab as Chief Executive Officer in February 2004, and the resignation of Gary M. Ralston as President and Chief Operating Officer in May 2004.

16.	Income Taxes:

For income tax purposes, the Company has one TRS, Services, in which certain real estate activities are conducted. Services treats depreciation expense and certain other items differently for tax than for financial reporting purposes. The principal differences between Services’ effective tax rates for the years ended December 31, 2004, 2003 and 2002, and the statutory rates relate to state taxes and nondeductible expenses such as meals and entertainment expenses.

The components of the net income tax asset (liability) consist of the following at December 31 (dollars in thousands):

	2004	2003
Temporary differences:
Depreciation	$(211)	$(249)
Stock based compensation	59	13
Other	(40)	(97)
Net operating loss carryforward	-	2,867

Net deferred income tax asset (liability)	$(192)	$2,534
Current income taxes payable	(510)	-

Income tax asset (liability)	$(702)	$2,534

In assessing the ability to realize a deferred tax asset, management considers whether it is more likely than not that some portion or all of the deferred tax asset will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize all of the benefits of these deductible differences that existed as of December 31, 2004.

The income tax (expense) benefit has been allocated to earnings (loss) from continuing operations and to earnings (loss) from discontinued operations for the years ended December 31, 2004, 2003 and 2002. The income tax (expense) benefit consists of the following components for the years ended December 31, 2004, 2003 and 2002 (dollars in thousands):

	2004	2003	2002
Net earnings of Services before income taxes	$7,291	$2,474	$1,008
Provision for income taxes:
Current:
Federal	(420)	-	-
State and local	(90)	-	-
Deferred:
Federal	(2,356)	(791)	(326)
State and local	(431)	(148)	(61)

Total provision for income taxes	(3,297)	(939)	(387)

Services’ net earnings from operations	$3,994	$1,535	$621

17.	Earnings from Discontinued Operations:

Real Estate, Held for Investment – In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the Company has classified the revenues and expenses related all investment properties that were sold and leasehold interests that expired as discontinued operations. The Company has also classified revenues and expenses related to the four Investment Properties sold during the quarter ended March 31, 2005 and the one Investment Property held for sale at March 31, 2005, as discontinued operations. The following is a summary of the earnings from discontinued operations from real estate held for investment for each of the years ended December 31 (dollars in thousands):

	2004	2003	2002
	(revised)	(revised)	(revised)
Revenues:
Rental income from operating leases	$4,193	$6,926	$11,725
Earned income from direct financing leases	246	455	578
Real estate expense reimbursement from tenants	3	28	205
Contingent rental income	-	26	78
Interest and other income from real estate transactions	257	109	19

	4,699	7,544	12,605

Operating expenses:
General and administrative	(4)	34	35
Real estate	259	219	498
Depreciation and amortization	666	745	1,167
Provision for loss on impairment of real estate	-	-	1,672

	921	998	3,372

Other expenses (revenues):
Interest and other income	(56)	(100)	(19)
Interest expense	228	270	304

	172	170	285

Earnings before gain on disposition of real estate	3,606	6,376	8,948
Gain on disposition of real estate, net of losses on disposition of $544,000, $969,000 and $1,806,000, respectively	2,523	287	260

Earnings from discontinued operations from real estate held for investment	$6,129	$6,663	$9,208

Real Estate, Held for Sale – During the years ended December 31, 2004, 2003 and 2002, the Company has classified the revenues and expenses related to its held for sale properties, which generated rental revenues, as discontinued operations. In addition, the Company also classified revenues and expenses related to the Inventory Properties that were held for sale as of December 31, 2004, as discontinued operations. The following is a summary of the earnings from discontinued operations from real estate held for sale for each of the years ended December 31 (dollars in thousands):

	2004	2003	2002
	(revised)	(revised)
Revenues:
Rental income from operating leases	$2,313	$3,294	$4,868
Real estate expense reimbursement from tenants	183	123	102
Gain on disposition of real estate held for sale	18,702	8,928	6,455
Interest and other from real estate transactions	224	54	(100)

	21,422	12,399	11,325

Operating expenses:
General and administrative	33	3	-
Real estate	343	146	89
Depreciation and amortization	4	-	728

	380	149	817

Other expenses (revenues):
Interest and other income	-	-	-
Interest expense	511	1,007	1,475

	511	1,007	1,475

Earnings before provision for income taxes and minority interest	20,531	11,243	9,033
Provision for income taxes	(5,841)	(3,898)	(3,429)
Minority interest	(5,144)	(975)	-

Earnings from discontinued operations from real estate held for sale	$9,546	$6,370	$5,604

18.	Derivatives:

SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, as amended and interpreted, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. As required by SFAS No. 133, the Company records all derivatives on the balance sheet at fair value. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative and the resulting designation. Derivatives used to hedge the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. Derivatives used to hedge the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges.

The Company’s objective in using derivatives is to add stability to interest expense and to manage its exposure to interest rate movements or other identified risks. To accomplish this objective, the Company primarily uses interest rate swaps as part of its cash flow hedging strategy. Interest rate swaps designated as cash flow hedges involve the receipt of variable rate amounts in exchange for fixed-rate payments over the life of the agreements without exchange of the underlying principal amount. To date, such derivatives have been used to hedge the variable cash flows associated with floating rate debt and forecasted interest payments of a forecasted issuance of debt.

For derivatives designated as cash flow hedges, the effective portion of changes in the fair value of the derivative is initially reported in other comprehensive income (outside of earnings) and subsequently reclassified to earnings when the hedged transaction affects earnings, and the ineffective portion of changes in the fair value of the derivative is recognized directly in earnings. The Company had no outstanding derivatives as of December 31, 2004. Additionally, the Company does not use derivatives for trading or speculative purposes or currently have any derivatives that are not designated as hedges.

The Company discontinues hedge accounting prospectively when it is determined that the derivative is no longer effective in offsetting changes in the cash flows of the hedged item, the derivative expires or is sold, terminated, or exercised, the derivative is re-designated as a hedging instrument or management determines that designation of the derivative as a hedging instrument is no longer appropriate.

When hedge accounting is discontinued, the Company continues to carry the derivative at its fair value on the balance sheet, and recognizes any changes in its fair value in earnings or may choose to cash settle the derivative at that time.

In June 2004, the Company terminated its forward-starting interest rate swaps with a notional amount of $94,000,000 that were hedging the risk of changes in forecasted interest payments on a forecasted issuance of long-term debt. The fair value of the interest rate swaps when terminated was an asset of $4,148,000, which had been deferred in other comprehensive income. The hedged forecasted interest payments that were designated in the hedging relationships are still probable of occurring and therefore, the Company reclassified the $4,148,000 gain that was deferred in other comprehensive income as the hedged forecasted interest payments affect earnings. During the year ended December 31, 2004, the Company amortized $169,000 to interest expense from unamortized interest rate hedge gain. During the year ended December 31, 2005, the Company expects to reclassify $326,000 to interest expense. The Company has no derivative financial instruments outstanding at December 31, 2004.

19.	Performance Incentive Plan:

The Company’s 2000 Performance Incentive Plan (“2000 Plan”) allows the Company to award or grant to key employees, directors and persons performing consulting or advisory services for the Company or its affiliates stock options, stock awards, stock appreciation rights, Phantom Stock Awards, Performance Awards and Leveraged Stock Purchase Awards, each as defined in the 2000 Plan. The following summarizes the stock-based compensation activity for the years December 31:

	Number of Shares
	2004	2003	2002
Outstanding, January 1	1,608,144	1,747,851	1,692,158
Options granted	-	15,000	359,300
Options exercised	(886,962)	(132,357)	(180,640)
Options surrendered	(81,417)	(22,350)	(122,967)
Restricted stock granted	205,579	76,407	64,000
Restricted stock issued	(205,579)	(76,407)	(64,000)
Restricted stock surrendered	(29,926)	(5,950)	-
Restricted stock cancelled	29,926	5,950	-

Outstanding, December 31	639,765	1,608,144	1,747,851

Exercisable, December 31	537,244	1,372,184	1,293,284

Available for grant, December 31	1,460,636	1,561,192	1,628,809

The 205,579, 76,407 and 64,000 shares of restricted stock granted during the years ended December 31, 2004, 2003 and 2002, respectively, had a weighted average grant price of $16.97, $14.94 and $15.35, respectively, per share. The following represents the weighted average option exercise price information for the years ended December 31:

	2004	2003	2002
Outstanding, January 1	$14.51	$14.44	$15.79
Granted during the year	-	14.57	15.25
Exercised during the year	13.69	13.51	12.17
Outstanding, December 31	15.33	14.51	14.44
Exercisable, December 31	15.36	14.40	14.58

The following summarizes the outstanding options and the exercisable options at December 31, 2004:

	Option Price Range
	$10.1875	$14.5700
	to	to
	$13.6875	$17.8750	Total
Outstanding options:
Number of shares	144,435	495,330	639,765
Weighted-average exercise price	$12.13	$16.27	$15.33
Weighted-average remaining contractual life in years	3.3	5.1	4.7

Exercisable options:
Number of shares	141,096	396,148	537,244
Weighted-average exercise price	$12.10	$16.52	$15.36

One-third of the grant to each individual becomes exercisable at the end of each of the first three years of service following the date of the grant and the options’ maximum term is 10 years.
Pursuant to the 2000 Plan, the Company has granted and issued shares of restricted stock to certain officers and directors of the Company. The following is a summary of the restricted stock grants during the years ended December 31, 2004, 2003 and 2002:

			Number of Years for	Shares are 100%
	Shares	Annual Vesting Rate	Vesting	Vested on
Officers: June 2002	58,000	15% - 30%	5	January 1, 2007
March 2003	40,407	25%	4	January 1, 2007
March 2003	30,000	15% - 30%	5	January 1, 2008
April 2004	100,000	20%	4	January 1, 2008
April 2004	35,000	20%	5	January 1, 2009
April 2004	50,211	14.3%	6	January 1, 2010
September 2004	15,000	14.3%	6	January 1, 2011

Total issued	328,618

Directors: June 2002	6,000	50%	2	January 1, 2004
June 2003	6,000	50%	2	January 1, 2005
August 2004	4,500	50%	2	January 1, 2006
December 2004	868	50%	2	January 1, 2006

Total issued	17,368

During 2004 and 2003, the Company cancelled 29,926 and 5,950, respectively, shares of restricted stock. Compensation expense for the restricted stock is determined based upon the fair value at the date of grant and is recognized as the greater of the amount amortized over a straight lined basis or the amount vested over the vesting periods. For the years ended December 31, 2004, 2003 and 2002, the Company recognized $1,113,000, $1,151,000 and $853,000, respectively, of such expense. In addition, in 2004, the Company recognized $1,397,000 of transition cost related to the vesting of restricted stock.

20.	Fair Value of Financial Instruments:

The Company believes the carrying value of its Credit Facility approximates fair value based upon its nature, terms and variable interest rate. The Company believes the carrying value of its financing lease obligation approximates fair value based upon its nature, terms and interest rate. The Company believes that the carrying value of its cash and cash equivalents, line of credit, note and accrued interest receivable from related party, mortgages, notes and accrued interest receivable, receivables, mortgages payable, accrued interest payable and other liabilities at December 31, 2004 and 2003 approximate fair value, based upon current market prices of similar issues. At December 31, 2004 and 2003, the fair value of the Company’s notes payable was $353,647,000 and $295,139,000, respectively, based upon the quoted market price.

21.	Related Party Transactions:

For additional related party disclosures see Note 4.

The Company has revolving lines of credit with Services that allow for an aggregate borrowing capacity of $105,000,000. The lines of credit each bear interest at prime rate plus 0.25% per annum and expire on May 9, 2006 and are secured by a pledge of the real estate and/or the other assets owned by the respective borrower. The outstanding aggregate principal balance of the lines of credit at December 31, 2004 and 2003 was $42,473,000 and $55,234,000, respectively, and bore interest at a rate of 5.50% and 4.25%, respectively, per annum. In connection with the lines of credit from Services, the Company earned $3,819,000, $3,327,000, and $6,018,000 in interest and fees during the years ended December 31, 2004, 2003 and 2002, respectively, each of which was eliminated in consolidation.

In 2004, the Company provided disposition and development services to an affiliate of James M. Seneff Jr. and Robert A. Bourne, each a member of the Company’s board of directors. In connection therewith, the Company received an aggregate of $175,000 in fees.

In September 2000, a wholly-owned subsidiary of Services entered into a $6,000,000 promissory note with an affiliate in which James M. Seneff, Jr., a director of the Company, and Kevin B. Habicht, a director and officer of the Company, own a majority equity interest. The note was secured by the affiliate’s common stock in OAMI, formerly know as CNL Commercial Finance, Inc. In July 2003, the promissory note was paid in full. In addition, the wholly-owned subsidiary of Services has an option with the affiliate to purchase up to approximately 79 percent of all the common shares of OAMI equal to the purchase price paid by the affiliate for such common stock. The option expires on December 31, 2010.

In September 2000, a wholly-owned subsidiary of the Services entered into a $15,000,000 line of credit agreement with OAMI. Interest is payable monthly and the principal balance was due in full upon termination of the line of credit. In March 2004, the maturity date of the line of credit agreement was extended to March 31, 2005. In December 2003, the line of credit was amended to have a borrowing capacity of $35,000,000. In May 2004, the line of credit agreement was amended to temporarily increase the available credit to $45,000,000 until September 2004, at which time the available credit decreased to $35,000,000. In December 2004, the credit agreement was terminated. During the years ended December 31, 2004, 2003 and 2002, the Company recognized $1,732,000, $927,000 and $1,898,000, respectively of interest and fee income related to the line of credit.

An affiliate of James M. Seneff, Jr., a director of the Company, provides certain administrative, tax and technology services to the Company. In connection therewith, the Company paid $999,000, $1,363,000 and $1,258,000 in fees relating to these services during the years ended December 31, 2004, 2003 and 2002, respectively.

In 2002, the Company extended the maturity dates to dates between June and December 2007 on four mortgages securing an original aggregate principal indebtedness totaling $8,514,000 from affiliates of James M. Seneff, Jr. and Robert A. Bourne, each members of the Company’s board of directors. The mortgage loans bear interest at a weighted average of 8.9%, per annum with interest payable monthly or quarterly. As of December 31, 2004 and 2003, the aggregate principal balance of the four mortgages, included in mortgages, notes and accrued interest receivable on the balance sheet, was $2,482,000 and $2,935,000, respectively. In connection therewith, the Company recorded $243,000, $281,000 and $663,000 as interest from unconsolidated affiliates and other mortgage receivables during the years ended December 31, 2004, 2003 and 2002, respectively.

22.	Segment Information:

The Company has identified two primary financial segments: (i) real estate held for investment and (ii) real estate held for sale. The following tables represent the segment data and a reconciliation to the Company’s condensed consolidated totals for the years ended December 31, 2004, 2003 and 2002 (dollars in thousands):

	Real Estate			Condensed
	Held for	Real Estate	Eliminations	Consolidated
	Investment	Held for Sale	(Intercompany)	Totals
	(revised)	(revised)		(revised)
2004
External revenues	$114,900	$4,695	$-	$119,595
Intersegment revenues	3,819	-	(3,819)	-
Interest revenue	7,976	1,886	-	9,862
Other revenue	1,087	557	-	1,644
Interest expense	32,899	2,315	(2,833)	32,381
Depreciation and amortization	16,564	164	-	16,728
Operating expenses	28,247	10,679	(168)	38,758
Equity in earnings of unconsolidated affiliates	8,733	(68)	(3,941)	4,724
Provision for income taxes	-	2,544	-	2,544
Minority interest	-	(1,191)	(52)	(1,243)

Earnings (loss) from continuing operations	58,805	(4,735)	(4,811)	49,259
Earnings from discontinued operations	6,129	9,546	-	15,675

Net earnings	$64,934	$4,811	$(4,811)	$64,934

Assets	$1,294,755	$70,980	$(65,687)	$1,300,048

Additions to long-lived assets:
Real estate	$134,565	$74,024	$-	$208,589

	Real Estate			Condensed
	Held for	Real Estate	Eliminations	Consolidated
	Investment	Held for Sale	(Intercompany)	Totals
	(revised)	(revised)		(revised)
2003
External revenues	$95,246	$3,247	$-	$98,493
Intersegment revenues	3,327	471	(3,798)	-
Interest revenue	2,738	1,315	-	4,053
Other revenue	760	898	-	1,658
Interest expense	27,462	1,263	(2,096)	26,629
Depreciation and amortization	12,824	230	-	13,054
Operating expenses	21,129	10,986	(747)	31,368
Equity in earnings of unconsolidated affiliates	6,154	(216)	(1,597)	4,341
Provision for income taxes	-	2,958	-	2,958
Minority interest	-	8	(20)	(12)

Earnings (loss) from continuing operations	46,810	(3,798)	(2,572)	40,440
Earnings from discontinued operations	6,663	6,370	-	13,033

Net earnings	$53,473	$2,572	$(2,572)	$53,473

Assets	$1,208,310	$80,945	$(75,477)	$1,213,778

Additions to long-lived assets:
Real estate	$215,730	$58,612	$-	$274,342

	Real Estate			Condensed
	Held for	Real Estate	Eliminations	Consolidated
	Investment	Held for Sale	(Intercompany)	Totals
	(revised)	(revised)		(revised)
2002
External revenues	$79,454	$1,290	$-	$80,744
Intersegment revenues	6,018	-	(6,018)	-
Interest revenue	1,742	2,611	-	4,353
Other revenue	724	570	-	1,294
Interest expense	26,417	2,518	(3,901)	25,034
Depreciation and amortization	10,575	170	-	10,745
Operating expenses	15,311	7,086	(197)	22,200
Equity in earnings of unconsolidated affiliates	3,215	(756)	(659)	1,800
Provision for income taxes	-	3,042	-	3,042
Minority interest	-	-	(8)	(8)

Earnings (loss) from continuing operations	38,850	(3,017)	(2,587)	33,246
Earnings from discontinued operations	9,208	5,604	-	14,812

Net earnings	$48,058	$2,587	$(2,587)	$48,058

Assets	$954,108	$77,320	$(73,128)	$958,300

Additions to long-lived assets:
Real estate	$44,437	$27,229	$-	$71,666

23.	Major Tenants:

For the years ended December 31, 2004, the Company recorded rental and earned income from one of the Company’s tenants, the United States of America, of $18,181,000. During the years ended December 31, 2003 and 2002, the Company recorded rental and earned income from Eckerd Corporation, of $11,278,000 and $12,467,000, respectively. The rental and earned income from Eckerd Corporation and the United States of America represents more than 10 percent of the Company’s rental and earned income for each of the respective years.

24.	Commitments and Contingencies:

In January 2002, Calapasas Investment Partnership No. 1 Limited Partnership (“Calapasas”), a Captec stockholder, filed a class action complaint against Captec, certain former Captec directors, and the Company (as successor in interest to Captec). In its complaint Calapasas alleged that Captec and certain of its directors violated provisions of the Securities and Exchange Act of 1934 by misrepresenting the value of certain Captec assets on certain of its financial statements in 2000 and 2001. In July 2004, the parties entered into a Stipulation of Settlement which was filed with the court. Pursuant to the Stipulation of Settlement, the total settlement amount paid to the plaintiffs was $225,000, which included payment of attorneys’ fees and costs to plaintiffs’ counsel. In July 2004, a final judgment of dismissal was entered by the court.

In the ordinary course of its business, the Company is a party to various other legal actions which management believes is routine in nature and incidental to the operation of the business of the Company. Management believes that the outcome of the proceedings will not have a material adverse effect upon its operations, financial condition or liquidity.

25.	Subsequent Events:

In January 2005, the Company entered into a purchase agreement with James M. Seneff, Jr., a director of the Company, Kevin B. Habicht, an officer and director of the Company, and Gary M. Ralston, a former officer and director of the Company, which provided that the Company would acquire their collective 1.3 percent voting interest in Services. Effective, January 1, 2005, the Company acquired the remaining interest in Services increasing the Company’s ownership in Services to 100 percent.

In January 2005, the Company entered into an agreement with National Properties Corporation (“NAPE”), which provided that NAPE would merge with and into a subsidiary of the Company. At the time of the merger agreement, NAPE owned 43 properties located in 12 states which were leased to 17 tenants. If the acquisition is consummated, the Company will issue approximately 1,637,000 shares of common stock to holders of NAPE common stock. Total consideration for the merger transaction is estimated to be approximately $61,000,000 based on the Company’s closing stock price on the date of the merger agreement. Completion of the merger is subject to customary closing conditions, including the approval of the holders of a majority of the outstanding shares of NAPE common stock. The Company has entered into a shareholders’ agreement with the holders of approximately 53 percent of the outstanding NAPE common stock whereby these holders have agreed to vote in favor of the merger. However, the Company may terminate the merger agreement if a majority of the NAPE shareholders who are not bound by the shareholders’ agreement do not approve the merger. The merger does not require approval by the Company’s shareholders. The Company anticipates that the merger will be completed not later than the second quarter of 2005.